EXHIBIT 10.10

POLICY/PROCEDURE

Name: Profit Sharing		No. 320

Manual Section: Fringe Benefits	Effective Date: 01/17/03	☐ New ☒ Revised

Approved by: Executive Committee		Date: 12/3/97

BACKGROUND OR ISSUE:

The quarterly profit sharing program was established to reward employees for their contributions to the organization. Profit sharing is based on two factors: company profitability and attaining individual, departmental and corporate goals. As this is an incentive program it is subject to change at any time at Senior Management’s discretion.

Staktek US and Staktek Mexico

At the end of each quarter, the profit sharing pool is determined based on Staktek’s performance according to guidelines approved by the Board of Directors, and is paid out to employees based upon each individual’s success in reaching his/her goals and other criteria established by management. Quarterly profit sharing is computed as a percentage of the employee’s quarterly salary, including overtime, shift differential, premium (such as lead premium), and benefit time taken (such as sick time, salary continuation and short-term disability). Profit sharing paid during the current quarter for the previous quarter and expenses reimbursed during the quarter are not a part of the calculation. Only those employees designated by the Executive Committee within Staktek Mexico are eligible to participate in the quarterly profit sharing program.

Typically, profit sharing is paid out by the end of the month following the close of the quarter. Voluntary deductions are normally not taken from sharing checks. However, mandatory deductions, such as child support and garnishments are deducted. If an employee wishes, he/she may request that a percentage of their profit sharing be deducted for contribution to his/her 401(k) account. To make this deduction request, the employee must complete a request form each quarter.

Profit Sharing Payment

Profit sharing is calculated for all active employees and employees on approved leave as of the last day of the quarter. However, profit sharing is not paid to employees who have been terminated for gross misconduct or who have voluntarily left Staktek prior to the payment date of the bonus. Those employees who are on approved leave will receive their checks in the mail.

Profit Sharing checks are always live. Federal withholding is always calculated at the flat IRS bonus rate of 27%.

Eligibility for Temporary Employees

The temporary employee must have a total of six months service on assignment with the Company, which may be continuous or intermittent. The time on assignment at the Company must have been since January 1, 2001. Any time spent working at the Company prior to January 1, 2001, will not be counted for the purposes of this program. Quarterly profit sharing is computed as a percentage of the temporary employee’s quarterly paid earnings obtained by the Company from the temporary’s employment agency.

Profit Sharing Payment

The temporary employee’s employment agency will be notified of the gross amount of profit sharing to be paid and the agency will generate a live check. Profit sharing is paid to all active temporary employees who meet the eligibility requirements. The temporary employee must be on active assignment at Staktek the day the payment is made in order to be eligible.

Profit Sharing Levels

Should the profit sharing pool not be sufficient to fully fund the payout (100%) for all those eligible, Staktek US and Staktek Mexico employees will be paid out first, then temporary employees on assignment will be paid out at a reduced amount proportionate to the remaining balance in the pool. If the profit sharing pool is insufficient to fully fund eligible Staktek US and Staktek Mexico employees, they will be paid out at a reduced rate proportionate to the balance in the pool, and temporary employees on assignment will not be paid profit sharing for the quarter.

Other Profit Sharing Programs

This policy does not impact other profit sharing programs, such as profit sharing for Mexican Nationals working at Staktek Mexico as mandated under Mexican Labor Law.